Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-187206, 333-180334, 333-172409; Form S-3 Nos. 333-190003, 333-183237, 333-182245) and in the related prospectuses of AcelRx Pharmaceuticals, Inc. of our reports dated March 17, 2014, with respect to the financial statements , and the effectiveness of internal control over financial reporting of AcelRx Pharmaceuticals, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Redwood City, California

March 17, 2014